As filed with the Securities and Exchange Commission on December 11, 2009

Registration No. 333-124777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONUS NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3387074
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Technology Park Drive, Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1997 Stock Incentive Plan

(Full Title of the Plan)

Richard J. Gaynor
Chief Financial Officer and Assistant Secretary
Sonus Networks, Inc.
7 Technology Park Drive
Westford, Massachusetts 01886
(978) 614-8100

(Name, address, including zip code, telephone number, including area code, of agent for service)

Copies to:

Mark J. Kelson, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California  90064
(310) 312-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On May 10, 2005, Sonus Networks, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement (the “Prior Registration Statement”) on Form S-8 (333-124777) with the U.S. Securities and Exchange Commission to register 40,000,000 shares of its common stock, $0.001 par value per share (“Common Stock”), which had been authorized and reserved for issuance under the Registrant’s Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”).  At the Registrant’s Annual Meeting of Stockholders held on November 12, 2007, the Registrant’s stockholders approved the Registrant’s 2007 Stock Incentive Plan (the “2007 Plan”).  At the Registrant’s Annual Meeting of Stockholders held on June 19, 2009 (the “2009 Annual Meeting”), the Registrant’s stockholders approved a proposal to engage in a stock option exchange tender offer (the “Exchange Offer”), whereby the Registrant would offer to certain employees, subject to specified conditions, the right to exchange some or all of their outstanding stock options for shares of restricted stock.  In connection with the Exchange Offer, the Registrant’s stockholders also approved an amendment to the 2007 Stock Plan (the “Amended 2007 Plan”) at the 2009 Annual Meeting.  The Amended 2007 Plan was amended to reserve under the Amended 2007 Plan the additional number of shares of Common Stock to be tendered pursuant to the Exchange Offer.  The Exchange Offer began on September 8, 2009 and expired on October 5, 2009, at 11:59 p.m. Eastern Daylight Time.  At the conclusion of the Exchange Offer, options to purchase 5,476,701 shares of the Registrant’s Common Stock were tendered, which the Registrant accepted for cancellation and in exchange, the Registrant issued 1,015,360 shares of restricted stock.  This Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) is filed to deregister 5,402,701 shares of Common Stock previously registered under the Prior Registration Statement that are being carried forward to a separate registration statement, as discussed below (the “Carry-Forward Shares”).

The Registrant is concurrently filing a separate registration statement on Form S-8 to register the Carry-Forward Shares for issuance under the Amended 2007 Plan.  This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Carry-Forward Shares may not be issued under the 1997 Plan and are deregistered under the Prior Registration Statement.

The associated registration fee payable by the Registrant to register the Carry-Forward Shares under the 1997 Plan is being carried forward and applied to the registration fee necessary to register the Carry-Forward Shares under the Amended 2007 Plan.

Please note that as of December 9, 2009, 20,687,979 shares of Common Stock remain subject to outstanding equity awards previously granted under the 1997 Plan that were registered under the Prior Registration Statement.  Accordingly, the Prior Registration Statement remains in effect solely to cover the potential exercise of such outstanding equity awards previously granted under the 1997 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, the Commonwealth of Massachusetts, on December 11, 2009.

SONUS NETWORKS, INC.

By:	/s/ Richard J. Gaynor
Name:	Richard J. Gaynor
Title:	Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard N. Nottenburg	President and Chief Executive Officer (Principal Executive Officer)	December 11, 2009
Richard N. Nottenburg

/s/ Richard J. Gaynor	Chief Financial Officer (Principal Financial Officer)	December 11, 2009
Richard J. Gaynor

/s/ Howard E. Janzen	Chairman	December 11, 2009
Howard E. Janzen

/s/ Wayne Pastore	Vice President of Finance, Corporate Controller and Chief Accounting	December 11, 2009
Wayne Pastore	Officer (Principal Accounting Officer)

/s/ John P. Cunningham	Director	December 11, 2009
John P. Cunningham

/s/ John A. Schofield	Director	December 11, 2009
John A. Schofield

/s/ Scott E. Schubert	Director	December 11, 2009
Scott E. Schubert

/s/ Paul J. Severino	Director	December 11, 2009
Paul J. Severino

/s/ H. Brian Thompson	Director	December 11, 2009
H. Brian Thompson

/s/ James K. Brewington	Director	December 11, 2009
James K. Brewington